Exhibit 10.1

FIRST AMENDED AND RESTATED SERVICES AGREEMENT

THIS FIRST AMENDED AND RESTATED SERVICES AGREEMENT (the “Agreement”) is made as of January 28, 2005, by and between YOUBET.COM, INC., a Delaware corporation (the “Company”), and DAVID MARSHALL, INC., a California corporation (“DMI”).

W I T N E S S E T H:

WHEREAS, pursuant to a Services Agreement dated as of February 1, 2002 (the “2002 Services Agreement”), the Company engaged DMI to retain the services of David Marshall (“Mr. Marshall”) to provide certain consulting and other services to the Company;

WHEREAS, the term of the 2002 Services Agreement expires on January 31, 2005;

WHEREAS, the Company desires to continue to engage DMI to retain the services of Mr. Marshall from and after January 31, 2005; and

WHEREAS, the Company and DMI have agreed to amend and restate the 2002 Services Agreement in its entirety, effective as of February 1, 2005 (the “Effective Date”), all as more fully set forth in this Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1. Engagement and Acceptance. The Company hereby engages DMI for the services of Mr. Marshall for a term commencing on the Effective Date and, unless extended or sooner terminated as hereinafter provided, continuing until January 31, 2008 (the “Initial term”). The Initial term will renew automatically for successive one (1) year terms (each a “Renewal term”) unless a party delivers written notice to the other party terminating the Initial term or a Renewal term, as the case may be, at least ninety (90) days before the expiration of the Initial term or a Renewal term, as the case may be. As used in this Agreement, the word the “Term” shall mean the Initial term and any and all Renewal terms. Each of DMI and Mr. Marshall hereby accepts such engagement, commencing as of the Effective Date.

2. Services.

A. Services. During the Term, DMI shall cause Mr. Marshall to provide consulting services to the Company in the areas of strategic planning and partnering, business development, business operations, investor relations and such other areas as may be mutually agreed to by the parties, including making introductions to, and meeting with, existing and prospective investors, partners, licensees, licensors, consultants, employees, financiers, racing commissions and other regulatory bodies, and acquisition targets. During the Term, Mr. Marshall will, subject to the provisions contained herein, devote a sufficient amount of his work time to fulfill his duties and responsibilities to the Company. Neither DMI nor Mr. Marshall will divert from the Company, or appropriate for itself, himself or any other person or entity, any business opportunity which relates to the Company’s existing business or prospective business opportunities in development by or on behalf of the Company, as the same may exist from time to time. In addition, Mr. Marshall shall not enter into any legally binding agreement (whether oral or written) on behalf of the Company, and shall (if requested by the Company) disclose to any person that he has no authority to bind the Company to any agreement.

B. Reporting. Mr. Marshall shall report solely to the Company’s Chief Executive Officer.

3. Compensation.

A. Fees. Subject to upward adjustment as provided below, the Company shall, during the Term of this Agreement, pay to DMI, and DMI agrees to accept, in consideration of making Mr. Marshall’s services available to the Company, two hundred seventy-five thousand and no/100 dollars ($275,000) per each twelve-month period during the Term (the “Base Fee”). The Base Fee shall be payable in equal semi-monthly or bi-weekly installments. During the Term, the Base Fee will be increased on each anniversary of the Effective Date by six percent (6%) over what it was during the preceding one-year period.

B. Other Payments. In addition, the Company will pay DMI the amounts set forth on Schedule 3B attached hereto.

C. Stock Options. The Company hereby acknowledges that the one million (1,000,000) options (“Options”) referenced in Section 3D of the 2002 Services Agreement, and granted to DMI pursuant to that certain Incentive Stock Option Agreement (“Grant”) dated as of February 1, 2002, (a) have been assigned to the David Marshall Inc. Pension Trust, and (b) are fully vested. For purposes of clarifying the last sentence of Section 3D of the 2002 Services Agreement, such options must be exercised (if at all) before the earlier to occur of (i) two (2) years after the expiration or termination of this Agreement, or (ii) January 31, 2012.

D. Additional Fee. As additional consideration for DMI’s agreement to continue to provide Mr. Marshall’s services to the Company from and after the expiration of the 2002 Services Agreement, the Company will pay DMI an amendment and renewal fee of $175,000.00 within fifteen (15) days after the Effective Date.

4. Benefits.

A. Staff. During the Term, the Company shall, at its cost and expense, provide Mr. Marshall with access to, and use of, such of the then secretarial and other administrative support that may exist from time to time at the Company’s headquarters as may be reasonably necessary in connection with the performance of his duties.

B. Additional Benefits. During the Term, the Company shall, at its cost and expense, provide Mr. Marshall, or reimburse DMI to the extent DMI provides Mr. Marshall (but at a cost no greater than that if provided by the Company) , with the following benefits:

(i) a car allowance of seven hundred fifty and no/100 dollars ($750.00) per month:

(ii) all benefits and perquisites under any and all, group insurance, hospitalization, medical, dental, health and accident and disability plans, supplemental health care plans and plans providing for life insurance coverage (inclusive of insurance related to accidental death or dismemberment), and medical reimbursement plans which are available, and which shall not be less than those provided from time to time, to the Company’s senior executive officers, subject, in each instance, to the eligibility requirements and other terms and conditions of said plans (collectively referred to herein as “Fringe Benefits”);

(iii) reimbursement of Mr. Marshall’s cellular phone bills, Company-issued PDA/TREO, and long distance telephone calls related to the Company’s business;

(iv) reimbursement of Mr. Marshall’s annual YPO dues and the pre-approved expenses to be incurred by Mr. Marshall to attend YPO educational seminars;

(v) reimbursement of other expenses (whether incurred in the past or in the future) as approved by the Chief Executive Officer of the Company; and

(vi) access to and use of the Company’s email system for Company-related communications.

5. Independent Contractor. DMI shall at all times have the status of an independent contractor, and the Company shall not deduct from the Base Fee, or any other amounts payable to DMI by the Company (such as any withholding of taxes with respect to (a) the Options (provided that the Company has received from Mr. Marshall either a legal opinion that no withholding by the Company is required or written confirmation or other evidence of payment of such taxes), or (b) payment of any amounts pursuant to Section 3B hereof), any social security taxes, federal, state or municipal taxes or any other charges and deductions which are required to be made from wages of employees. Each of DMI and Mr. Marshall shall indemnify and hold the Company harmless, jointly and severally, from and against any damages or penalties incurred by the Company by reason of its not withholding such taxes or other amounts from such amounts payable to DMI hereunder. The Company acknowledges that (i) DMI and Mr. Marshall may determine the time(s) and place(s) its and his services hereunder shall be rendered, (ii) there shall be no minimum number of hours required to perform the services described herein, and (iii) nothing contained herein shall preclude DMI or Mr. Marshall from providing consulting services to other parties, subject in each case to Sections 2, 8, 9 and 10 (C)(v) hereof and any similar or other restrictive covenant contained in any other agreement with the Company.

6. Reimbursement of Certain Expenses. The Company shall promptly reimburse DMI and Mr. Marshall for reasonable out-of-pocket expenses incurred in connection with the Company’s business, including all pre-approved and reasonable travel, and entertainment expenses, subject to such policies as the Company may from time to time reasonably establish. The Company shall reimburse DMI and Mr. Marshall for the reasonable out-of-pocket legal fees they incur in connection with the negotiation, preparation and enforcement of this Agreement (but in no event greater than $12,000.00).

7. Certain Other Provisions. Mr. Marshall will comply with all reasonable and lawful policies, procedures and practices of the Company from time to time in effect of which he is provided notice.

8. Certain Agreements.

A. Confidential Information. DMI and Mr. Marshall shall not during the Term or at any time thereafter (i) except during the Term for the benefit of the Company, disclose to any person not employed by the Company or to any person, firm or corporation not engaged to render services to the Company, or (ii) use for the benefit of either of DMI or Mr. Marshall, or others, any confidential information of the Company obtained by DMI or Mr. Marshall prior to the date hereof, during the Term or any time thereafter, including “know-how,” trade secrets, details of supplier’s, manufacturer’s or distributor’s contracts, pricing policies, financial data, operational methods, marketing and sales information or strategies, product development techniques or plans or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of the Company provided however, that this provision shall not preclude DMI or Mr. Marshall from (a) upon advice of counsel and after reasonable notice to the Company, making any disclosure required by any applicable law, or (b) using or disclosing information known generally to the public (other than information known generally to the public as a result of any violation of this Section 8 by or on behalf of DMI or Mr. Marshall).

B. Property of Company. All services and works, and any elements thereof, created, performed, contributed or prepared by DMI or Mr. Marshall pursuant to this Agreement during the Term, and any results or proceeds therefrom, are and shall be the Company’s property. Consistent therewith, any interest in trademarks, service-marks, copyrights, copyright applications, patents, patent applications, slogans, developments and processes which DMI or Mr. Marshall, during the Term, may develop relating to the business of the Company in which the Company may then be engaged and any memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by DMI or Mr. Marshall or made available to DMI or Mr. Marshall concerning the business of the Company shall belong to and remain in the possession of the Company, and shall be delivered to the Company promptly upon the termination of DMI’s services with the Company or at any other time upon request and reasonable notice.

C. Non-Interference. DMI and Mr. Marshall will not, during the Term and for a period of one (1) year after the expiration or termination of DMI’s engagement with the Company, induce any person who is an employee of the Company to terminate his or her relationship with the Company.

D. Non-Competition. Without the prior written consent of the Company, neither Mr. Marshall nor any other employee of DMI shall be employed by or provide consulting services to the Internet gaming divisions of Magna, Inc., TVG, Inc. or by any other direct competitor of the Company during the Term, or for a period of one (1) year after the expiration or termination of DMI’s engagement with the Company.

9. Other Provisions.

A. Rights and Remedies Upon Breach. If DMI or Mr. Marshall breach, or threaten to commit a breach of, any of the provisions of Section 8 hereof (the “Restrictive Covenants”), the Company shall have all of the rights and remedies set forth herein, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

B. Severability of Covenants. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

C. Blue-Penciling. If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall then be enforceable.

D. Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect Company’s right to the relief provided in this Section 9 in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

E. Injunctive Relief. Each of DMI and Mr. Marshall agrees and understands that the remedy at law for any breach by Executive of the provisions of Section 8 hereof may be inadequate and that damages resulting from such breach may not be susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon any breach of any provision of Section 8 hereof, the Company shall be entitled to seek to obtain from any court of competent jurisdiction injunctive relief to prevent the continuation of such breach. Nothing contained herein shall be deemed to limit the Company’s remedies at law or in equity for any breach of the provisions of Section 8 hereof which may be available to the Company.

10. Termination:

A. Termination Upon Death. If, during the Term, Mr. Marshall dies, DMI shall be entitled to receive any unpaid Base Fee, prorated up until the date of Mr. Marshall’s death, and Fringe Benefits earned through the date of Mr. Marshall’s death. The Company shall also pay DMI or Mr. Marshall, as the case may be, any unpaid reimbursable business expenses incurred through the last day of Mr. Marshall’s services. In the event of Mr. Marshall’s death, the Options shall be exercisable until the earlier to occur of (i) two (2) years from Mr. Marshall’s death, or (ii) January 31, 2012.

B. Termination Upon Disability. If, during the Term, Mr. Marshall should become so physically or mentally disabled, whether totally or partially, that Mr. Marshall is unable to perform the duties, functions and responsibilities required hereunder for (i) a period of at least six (6) consecutive months or (ii) shorter periods aggregating to at least twelve (12) months (“Disability”), then in such event, the Company may, at any time thereafter, by written notice to DMI and Mr. Marshall, terminate DMI’s engagement. Mr. Marshall agrees to submit to reasonable medical examinations upon the request of Company to determine whether he has a Disability. The determination of whether or not Mr. Marshall is subject to a Disability shall be made jointly by Mr. Marshall’s doctor of choice (“Mr. Marshall’s Doctor”) and by a board certified doctor selected by Company of the appropriate recognized field of medicine or psychiatric practice who has examined Mr. Marshall (the “Company’s Doctor”). If Mr. Marshall’s Doctor and the Company’s Doctor cannot agree on such determination, then they shall select a mutually agreeable board certified doctor or practitioner of the appropriate recognized field of medicine or psychiatric practice (the “Third Doctor”) to make the determination. After the Third Doctor has examined Mr. Marshall and reviewed the findings of Mr. Marshall’s Doctor and the Company’s Doctor, the Third Doctor shall determine whether Mr. Marshall has a Disability, and his or her determination shall be final and binding. The Company and Mr. Marshall shall pay for the cost and expense of their own doctors, and the Company shall pay for the cost of the Third Doctor, should the Third Doctor be required. If DMI’s engagement is terminated, as aforesaid, DMI shall be entitled to receive any unpaid Base Fee, prorated through the date of the termination of DMI’s engagement, and Fringe Benefits earned through the date of the termination of DMI’s engagement. The Company shall also pay DMI or Mr. Marshall, as the case may be, any unpaid reimbursable business expenses incurred through the last day of Mr. Marshall’s services. In the event of Mr. Marshall’s Disability, the Options shall be exercisable until the earlier to occur of (i) two (2) years from the termination of DMI’s engagement by reason of Mr. Marshall’s Disability, or (ii) January 31, 2012.

C. Termination for Cause. As used in this Agreement, the term “Cause” means only any of the following:

(i) DMI’s or Mr. Marshall’s theft or embezzlement of the Company’s money, equipment, or securities;

(ii) DMI’s or Mr. Marshall’s conviction of a felony (other than a traffic violation) which results in material injury to the Company;

(iii) DMI’s or Mr. Marshall’s willful act of disloyalty that is intended to and results in material injury to the Company;

(iv) Mr. Marshall’s chronic alcoholism or addiction to non-medically prescribed drugs (provided that such alcoholism or addiction occurs during the Term);

(v) material breach by DMI or Mr. Marshall of Sections 2A or 8 of this Agreement, which breach (if subject to cure) shall not have been cured within thirty (30) days after receipt by DMI or Mr. Marshall of written notice thereof from the Company, provided, however, that such right of cure will exist only if the material breach has not caused material damage to the Company; or

(vi) the Company is unable to obtain or renew a license in a jurisdiction which is material to the Company as a result of material actions or omissions on the part of Mr. Marshall, provided, however, that actions or omissions which Mr. Marshall reasonably believed were in the best interests of the Company, or which were taken pursuant to the Articles or Certificate of Incorporation of the Company or Bylaws of the Company, pursuant to the direction of the Board, or on the advice of legal counsel shall not constitute “Cause”.

The Company shall have the option to terminate this Agreement, upon written notice, if there is Cause as defined above. Such right to terminate shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. If this Agreement is terminated as set forth in this Section 10.C., DMI’s and Mr. Marshall’s services shall cease as of the effective date of termination set forth in said notice, and all compensation shall cease as of such effective date provided that (1) DMI shall be entitled to receive any unpaid Base Fee, prorated to the termination date, and (2) the Company shall pay DMI or Mr. Marshall, as the case may be, for any unpaid reimbursable business expenses incurred through the termination date. For purposes of this Agreement, this Agreement shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to DMI and Mr. Marshall a copy of a resolution, duly adopted by the affirmative vote of a majority of the entire membership of the Board (excluding Mr. Marshall if he is then a Director) at a meeting called and held for this purpose after reasonable notice to DMI and Mr. Marshall and an opportunity for them, together with their counsel, to be heard by the Board, finding that, in the good faith opinion of the Board, DMI or Mr. Marshall, as the case may be, is guilty of misconduct of the type described in this Section 10.C. hereof and specifying the particulars thereof in detail. Any act or omission of DMI or Mr. Marshall based upon authority given pursuant to the Articles or Certificate of Incorporation of the Company or Bylaws of the Company or a resolution duly adopted by the Company’s Board or based upon the advice of counsel for the Company shall be conclusively deemed to be done by DMI and Mr. Marshall in good faith and in the best interests of the Company and shall not constitute “Cause.” Notwithstanding anything to the contrary set forth herein or in the Articles or Certificate of Incorporation or Bylaws of the Company, upon any termination for Cause and the Board’s request, Mr. Marshall shall resign as a Director of the Board (if he is then serving in such capacity).

D. Termination With Good Reason or Without Cause. If during the Term (i) DMI terminates this Agreement for Good Reason (defined below), or (ii) his or DMI’s services are terminated without Cause (as defined above), then immediately upon such event:

(i) The Company shall (1) pay DMI any unpaid portion of the Base Fee then in effect through the last day of DMI’s services, and (2) pay Mr. Marshall or DMI, as the case may be, for unpaid reimbursable business expenses incurred through the last day of Mr. Marshall’s services.

(ii) The Company shall also, (1) pay DMI, in a lump sum, an amount equal to the Base Fee DMI would have received had it remained engaged by the Company for the remainder of the then current Term, and (2) continue to provide the additional benefits set forth in Sections 4B (i), (ii) and (iv) for the remainder of the then current Term; provided, however, that if Mr. Marshall becomes employed or retained to provide consulting or other services by another company and is eligible to receive reasonably comparable medical or other benefits, such particular medical or other benefits shall cease.

(iii) The Options shall be exercisable for up to the earlier to occur of (i) two (2) years following the date of the termination of DMI’s engagement or Mr. Marshall’s services, or (ii) January 31, 2012.

There shall be no set off against such benefits and payments due or any other amounts of money payable to DMI or Mr. Marshall of any amounts they earn or could have earned from other sources.

E. Good Reason. As used herein, “Good Reason” shall mean only:

(i) assignment by the Company to Mr. Marshall of substantial additional duties or responsibilities which are inconsistent with the duties or responsibilities required hereunder;

(ii) material reduction in the level of Mr. Marshall’s or DMI’s reporting responsibility, compensation, or benefits;

(iii) the Company’s material breach of this Agreement (or any other agreement between DMI and/or Mr. Marshall, on the one hand, and the Company, on the other hand), and the failure of the Company to cure such breach within thirty (30) days of notice thereof;

(iv) material fraud on the part of the Company;

(v) discontinuance of the active operation of the business of the Company, or insolvency of the Company, or the filing by or against the Company of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law; or

F. Termination Without Good Reason. If DMI terminates this Agreement without Good Reason (other than due to death or Disability), all compensation shall cease as of such termination date, provided that DMI shall be entitled to receive any unpaid Base Fee and expense reimbursement pursuant to Section 4B, prorated to the termination date.

G. Payments under Section 3B. In addition to any other payments, benefits or reimbursements that DMI or Mr. Marshall are entitled to receive pursuant to this Section 10, in the event this Agreement expires or is terminated for any reason (whether pursuant to this Section 10 or otherwise), DMI shall be entitled to continue to receive any and all amounts due to it pursuant to Section 3B (Other Payments) hereof, even if such amounts relate to Net Revenues (as defined in Schedule 3B attached hereto) received by the Company after the expiration or termination of this Agreement, provided, however, that the Company’s continuing obligation to make such payments are subject to (a) DMI’s and Mr. Marshall’s continuing compliance with Section 8 hereof, and (b) except in the event of Mr. Marshall’s death, DMI’s and Mr. Marshall’s execution of a Release (in the form attached hereto as Exhibit 10(G) and the expiration of the revocation period set forth therein.

H. Cooperation after Term of Agreement. Following the expiration or termination of this Agreement, regardless of the reason for such termination, DMI and Mr. Marshall shall reasonably cooperate with the Company, at the Company’s expense, in the prosecution of any claims, controversies, suits, arbitrations or proceedings involving events occurring prior to the expiration or termination of this Agreement. DMI and Mr. Marshall acknowledge that Mr. Marshall may be required to give testimony at trial or deposition or give declarations. The Company shall use its best efforts to provide Mr. Marshall with reasonable prior notice of any actions required of him and to reasonably accommodate his schedule. The Company shall provide Mr. Marshall with a copy of any press release regarding the termination of this Agreement, solicit his comments thereon, and use reasonable efforts to incorporate said comments, prior to issuing said release.

11. Assignability. Subject to Section 22 hereof, this Agreement and the rights and obligations of the parties hereunder may not be assigned by either party without the prior written consent of the other party.

12. Arbitration. Except as otherwise provided in Section 9 of this Agreement with regard to the Restrictive Covenants, any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by binding and final arbitration in the County of Los Angeles, State of California, under the commercial arbitration rules of the American Arbitration Association then existing. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and judgment on the arbitration award may be entered in any court having jurisdiction of the subject matter over the controversy.

13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California applicable to contracts executed in and to be performed solely within the State of California.

14. Ability To Fulfill Obligations. Neither the Company, DMI nor Mr. Marshall, to its or his knowledge, is a party to or bound by any agreement that would be violated by the terms of this Agreement.

15. Notice. Any notice required or permitted to be given hereunder shall be given in writing and may be given by telex, telegram, facsimile transmission or similar method if confirmed by mail as herein provided and addressed as follows:

To the Company:	Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, California 91367
Attention: Chairman of the Board
Fax: (818) 668-2101
With a copy to:	Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, California 91367
Attention: General Counsel
Fax: (818) 668-2101
If to DMI:	David Marshall, Inc.
9229 Sunset Boulevard Suite 505
Los Angeles, California 90069
Attention: Mr. David Marshall
Fax: (310) 573-9761
With a copy to:	Sheppard, Mullin, Richter & Hampton
333 South Hope Street, 48th Floor
Los Angeles, California 90071.
Attention: Lawrence M. Braun
Fax: (213) 443-2814

by mail if sent postage prepaid by registered mail, return receipt requested; or by hand delivery to any party at the address of the party first above set forth. If notice, direction or instruction is given by telex, telegram or facsimile transmission or similar method or by hand delivery, it shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the third (3) business day following the day after which it was mailed. Any party may, from time to time, by like notice give notice of any change of address and in such event, the address of such party shall be deemed to be changed accordingly.

16. Entire Agreement. Except for the Grant, this Agreement (inclusive of the plans and agreements referenced to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings (including the 2002 Services Agreement and any prior drafts or term sheets exchanged or discussed in contemplation of the execution of this Agreement). There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties. No custom or trade usage, nor course of conduct among the parties, shall be relied upon to vary the terms hereof. This Agreement may not be amended, and no provision hereof shall be waived, except by a writing signed by all of the parties to this Agreement which states that it is intended to amend or waive a provision of this Agreement. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waiver any rights or fail to act in any other instance, whether or not similar.

17. Severability. Should any provision of this Agreement be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein and shall be construed in such a manner to maximize its validity and enforceability.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original.

19. Headings. All headings in this Agreement are for convenience only and will not affect the meaning of any provision hereof. Whenever the term “include,” “including,” or “included” is used in this Agreement, it shall mean including without limiting the generality of the foregoing.

20. Survival Of Certain Provisions. The provisions of Sections 5, 8, 9, 10, 12, 21 and 23 shall, to the extent applicable, continue in full force and effect notwithstanding the expiration or earlier termination of this Agreement or of Mr. Marshall’s services hereunder in accordance with the terms of this Agreement.

21. Attorneys’ Fees. Except as otherwise provided herein, in the event of arbitration with respect to the subject matter of this Agreement, the prevailing party shall be entitled to all of its costs and expenses, including the reasonable attorneys’ fees and costs, incurred in resolving or settling the dispute. These costs and expenses shall be in addition to any other damages to which the prevailing party may be entitled. Without limiting any other right or remedy of DMI or Mr. Marshall, in the event that the Company fails to make any payment due to DMI or Mr. Marshall under this Agreement and such failure continues for five (5) days after written notice thereof to the Company from DMI or Mr. Marshall, then the Company shall also pay DMI or Mr. Marshall, as the case may be, interest on the unpaid amounts at the rate of two percent (2%) per month, compounded, until all unpaid amounts, and all reasonable attorneys’ fees and costs associated with collecting such unpaid amounts, are paid in full.

22. Successors And Assigns. Except as otherwise provided herein, this Agreement shall inure to the benefit of, and be binding upon, the Company and any corporation with which the Company merges or consolidates, and upon DMI and Mr. Marshall and his executors, administrators, heirs and legal representatives.

23. Indemnification. Subject to the terms of the Company’s By-Laws, the Company will indemnify, defend (with counsel reasonably acceptable to Mr. Marshall), and hold Mr. Marshall and DMI, and each of them, harmless from and against any and all demands, actions, claims, suits, liabilities, losses, damages, fees (including reasonable attorneys’ fees) and expenses relating to any acts or omissions to act in the course or scope of its or his duties or services it or he performs on behalf of the Company; provided that the Company shall not be liable under this indemnity agreement for any loss, claim, damage or liability which is determined to have resulted from DMI’s or Mr. Marshall’s willful misconduct or gross negligence.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by duly their authorized officers as of the day and year first above written.

Youbet.com, Inc.,

a Delaware corporation

By: /s/ Charles F. Champion

Charles F. Champion Chief Executive Officer

David Marshall, Inc.,
a California Corporation

By: /s/ David Marshall

David Marshall Chief Executive Officer

The undersigned hereby agrees to (i) provide DMI with the services required of DMI hereunder and (ii) comply with the provisions in the foregoing Services Agreement which are applicable to me personally.

/s/ David Marshall
David Marshall

SCHEDULE 3B

OTHER PAYMENTS

A. David Marshall, Inc. (DMI) shall be entitled to additional payments based on the Net Revenues (as specified below) collected by the Company and directly related to and generated by a particular contract or project (collectively, a “Project”) (including payments on account of Net Revenues collected during any extensions or renewals, or attributable to any amendments, of said Projects), as calculated in the manner (and subject to the limitations) specified below:

1.	5% of Net Revenues collected in cash by the Company in connection with any Project (whether related to the Company’s current advance deposit wagering business or any new distribution platforms or business segments) initiated during the Term of this Agreement by Mr. Marshall (either directly or by means of an introduction made to the Company by Mr. Marshall);

2.	5% of Net Revenues collected in cash by the Company in connection with any Project closed with the material assistance of Mr. Marshall during the Term of this Agreement;

3.	2.5% of Net Revenues collected in cash by the Company in connection with any Project for which Mr. Marshall provided services or advice of a material nature during the Term of this Agreement (and which are not duplicative with the services described in category 2 above); and/or

4.	1% of the aggregate amount of any bank debt, subordinated debt or equity placed or committed by any financier, lender, or investor introduced directly by Mr. Marshall (and not indirectly by any investment banker or other third party known by Mr. Marshall).

B. In the event one or more other Company employees, consultants or other persons are, in addition to Mr. Marshall, directly involved in category 1 above, the percentage payment related to such item may be decreased accordingly (but in no event by more than 50%) based on the good faith determination of the Company’s Compensation Committee.

C. With respect to the Net Revenues collected by the Company in connection with any particular Project, in no event will the total payments enumerated above (i) exceed 10% of said Net Revenues, and (ii) continue for more than thirteen (13) years after the first payments made to DMI under this Schedule 3B on account of said Project. In order to determine “Net Revenues”, variable expenses will include, without limitation, (1) third party fees payable by law or contract as a percentage of, or directly related to, gross revenues (such as totalizator fees, NTRA fees, host fees, royalties, licensing fees and IVR system fees and other fees paid to third parties, vendors or service providers), and (2) any other finder’s fees or commissions paid as a percentage of gross revenues.

D. The following out-of-pocket expenses shall be recouped by the Company from any Project revenues prior to calculating, and making payments on account of, the applicable percentage(s) of Net Revenues: (i) any direct out-of-pocket costs and expenses incurred to generate or otherwise attributable to said revenues (but excluding corporate overhead and salaries of Company employees), (ii) legal fees and related expenses incurred in connection with said Project, (iii) capital expenditures incurred in connection with said Project (provided, however, that to the extent any such expenditures are amortized or depreciated per the Company’s financial statements, the recoupment shall be calculated, and offset against the Net Revenues collected by the Company, in accordance with the quarterly amortized or depreciated amount), and (iv) any other finder’s or consulting fees incurred in connection with said Project.

E. Any additional payments will be calculated and paid on a quarterly basis, in arrears, no later than 45 days after the conclusion of each of the Company’s fiscal quarters.

F. The Company will maintain complete and accurate books and records regarding Net Revenues and all deductions and calculations related thereto. DMI will have the right to inspect and audit such books and records (but not more than once a year) for the purpose of confirming the Company’s compliance with the terms of this Schedule 3B. Any such inspection and audit will be conducted during regular business hours and in a manner that minimizes interference with the Company’s normal business activities. If such an inspection and audit reveals an underpayment of any amounts payable to DMI, then the Company will promptly remit the full amount of such underpayment to DMI. If the underpaid amount exceeds five percent (5%) of the amounts payable to DMI for the period audited, then the Company will also pay DMI’s reasonable out-of-pocket costs of conducting the inspection and audit.

G. The parties to this Agreement shall discuss in good faith, and memorialize in writing from time to time during the Term (i) the Projects (or prospective Projects), (ii) the applicable percentages set forth in categories 1,2 and 3 of paragraph A above, and (iii) the costs associated with said Projects and the related deductions from Net Revenues. In addition, and with respect to the NYOTB Project only, (a) the parties will discuss in good faith ,and memorialize in writing, a base-line of annual revenues in order to determine the prospective incremental Net Revenues, and (b) payments based on “Net Revenues” shall be based only on such agreed-upon incremental revenues (as opposed to revenues replaced by the NYOTB Project).

H. Any disputes between the Company, on the one hand, and DMI or Mr. Marshall, on the other hand, regarding any determination under subparagraph B of, any payments due under, or deductions from Net Revenues pursuant to, this Schedule 3B shall be resolved in accordance with Section 12 of the Agreement.

EXHIBIT 10G

RELEASE AGREEMENT

This Release Agreement (“Release”) is entered into as of      (the “Effective Date”) by David Marshall, Inc. and David Marshall (collectively, “Marshall”) for the benefit of Youbet.com, Inc., a Delaware corporation (the “Company”) (collectively, the “Parties”), and the other Released Parties (as defined herein below).

For good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, Marshall agrees as follows:

1. Release and Waiver.

a) In full consideration of the amounts to be paid by the Company under Sections 3B and 10G (the “Payments”) of that certain First Amended and Restated Services Agreement (the “Agreement”) dated as of January 28, 2005, by and among the Parties, and subject to the provisions thereof, Marshall hereby knowingly and voluntarily, fully and finally releases, acquits, and forever discharges the Company, its parent, subsidiary and affiliated corporations and their respective present and former officers, directors, shareholders, agents, consultants and employees, and the successors or assigns of said persons and entities (the “Released Parties”), from any and all claims, complaints, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that Marshall had, now has, or may hereafter claim to have against the Released Parties from the beginning of time through the Effective Date of this Release, arising out of or relating in any way to the Company’s engagement of Marshall (whether pursuant to the Agreement, the Services Agreement among the Parties dated as of February 1, 2002 (the “2002 Contract”) or otherwise), the Company’s performance of its obligations under the 2002 Contract and the Agreement and/or the expiration or termination of the 2002 Contract and the Agreement; provided, however, that this Release shall not constitute a release or discharge of any Released Party for any obligation or liability to Marshall relating in any way to (i) Marshall’s ownership of common stock, options or any other Company securities, or (ii) Mr. Marshall’s service on the Board of Directors of the Company.

b)	This general release specifically extends to, without limitation,

claims or causes of action for wrongful termination, discrimination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, loss of future earnings, and any claims under the California constitution, the United States Constitution, or applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, without limitation, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code.

c) Marshall expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) with respect to the Released Parties. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS
WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT
TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING
THE RELEASE, WHICH IF KNOWN BY HIM MUST
HAVE MATERIALLY AFFECTED HIS SETTLEMENT
WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Marshall understands and agrees that this Release is intended to include and does include all claims, if any, which the Marshall may have and which Marshall does not now know or suspect to exist in his favor against the Released Parties, and this Release extinguishes those claims.

d). Except for the Payments and the benefits due to Marshall pursuant to Section 10D (ii) of the Agreement, Marshall shall not be entitled to receive any other compensation or benefits of any sort from the Released Parties, including, without limitation, wages, vacation, bonuses, stock options (or cash in lieu of stock options), short-term or long-term disability benefits, health care continuation coverage, or any other form of compensation or benefit from any of the Released Parties.

e). Marshall represents and agrees that he has not and shall not in any way commence or join in any claim, charge, action, demand, grievance, arbitration or other legal proceedings against the Released Parties arising out of or relating in any way to the matters released herein, except as necessary to enforce this Release.

2. Review and Revocation Period. Marshall acknowledges that the Company has advised him that he may consult with an attorney of his choosing prior to signing this Release and that he has twenty-one (21) days during which to consider the provisions of this Release, although Marshall may sign and return the Release sooner. Marshall further acknowledges that he has been advised by the Company that he has the right to revoke this Release for a period of seven (7) days after signing it and that this Release shall not become effective or enforceable until such seven (7)-day revocation period has expired. Marshall acknowledges and agrees that if he wishes to revoke this Release, he must do so in writing, and that such revocation must be signed by Marshall and received by the Company (attn.: General Counsel) no later than 5:00 p.m. Pacific Time on the seventh (7th) day after he has signed this Release. Marshall acknowledges and agrees that, in the event he revokes this Release, he shall have no right to receive the Payments.

3. Confidentiality. Marshall agrees that neither Marshall nor Marshall’s attorneys or representatives shall reveal to anyone, except accountants for income tax and audit purposes or other attorneys for purposes of the enforcement of this Release, any of the terms of this Release, including, without limitation, the existence or amount of the Payments.

4. Non-Admission of Liability. Nothing in this Release shall be construed as an admission of liability by any Party; rather, the Company and Marshall are resolving all outstanding matters between them.

5. Governing Law. This Release shall be governed by and construed and enforced pursuant to the laws of the state of California without regard to its conflict of laws rules. The Parties acknowledge that the Company’s principal place of business is in Woodland Hills, California, and that the business decisions concerning the Agreement (including the negotiation of this Release) were determined upon and carried out to a significant degree in California.

6. Successors. This Agreement shall be binding upon Marshall and upon his and its heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Company and the other Released Parties and their respective successors and assigns.

7. Number and Gender. Where the context so indicates, the masculine includes the feminine and the neuter, as neuter holds the masculine and feminine, and the singular includes the plural.

8. Voluntary Agreement; No Inducements. Marshall represents that Marshall (a) has fully and carefully read this Release prior to signing it, (b) has been, or has had the opportunity to be, advised by independent legal counsel of his own choice as to the legal effect and meaning of each of the terms and conditions of this Release, and (c) is signing and entering into this Release as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding this subject matter hereof other than as set forth in this Release.

IN WITNESS WHEREOF, Marshall has signed this Release for the benefit of the Company and the other Released Parties as of the date first written above.

David Marshall, Inc.

     By:
David Marshall

Name:

Title: